EXHIBIT 16.1

June 3, 2026

Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Solitario Resources Corp. under Item 4.01 of its Current Report on Form 8-K dated June 3, 2026, and we agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Assure CPA, LLC

Assure CPA, LLC